(more)

November 17, 2000

FROM:                                         FOR:
Padilla Speer Beardsley Inc.                  Donaldson Company, Inc.
224 Franklin Avenue West                      P.O. Box 1299
Minneapolis, Minnesota  55404                 Minneapolis, Minnesota  55440
                                              (NYSE: DCI)

Chris Bauer                                   Thomas VanHimbergen
(612) 871-8877                                (952) 887-3l3l
                                              Rich Sheffer
                                              (952) 887-3753

FOR IMMEDIATE RELEASE

                       DONALDSON COMPANY NAMES JEFF NODDLE
                              TO BOARD OF DIRECTORS

         MINNEAPOLIS, Nov.17 -- Donaldson Company, Inc. (NYSE:DCI), announced today that it has appointed Jeff Noddle to its board of directors effective immediately.

         Noddle is president and chief operating officer of Minneapolis-based SUPERVALU INC., (NYSE: SVU) responsible for all company operations, including a retail store network of more than 1,100 stores and its national, industry leading food distribution network. He is also a director of the company. SUPERVALU, with annual revenues in excess of $20 billion, is a fast growing supermarket retailer, currently holding the 10th largest position in the industry and is this nation's largest distributor to supermarkets.

         "Jeff's marketing, logistics and corporate management expertise will be a great addition to our already strong board of directors," said William Van Dyke, president and chief executive officer, Donaldson Company. "With nearly 25 years at SUPERVALU, Jeff brings with him a wealth of experience in retailing and distribution."

         Prior to his current position, Noddle was executive vice president and president and chief operating officer of the food distribution companies for SUPERVALU since 1995. He joined the company in 1976 and held a variety of executive positions throughout the company's distribution and retail operations. Noddle earned his bachelor of art's degree in Business Administration from the University of Iowa and completed the Wharton School Executive Advanced Management program. He participates in numerous trade associations and board activities.

         Donaldson Company, Inc., is a leading worldwide manufacturer of filtration systems and replacement parts. The company's product mix includes: air and liquid filters and exhaust and emission control products for heavy-duty mobile equipment; in-plant air cleaning systems; air intake systems and exhaust products for industrial gas turbines; and specialized filters for such diverse applications as computer disk drives, aircraft passenger cabins and semiconductor processing. Products are manufactured at more than three dozen Donaldson plants around the world and through five joint ventures. The company's shares are traded on the New York Stock Exchange under the symbol DCI.

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